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                                                                    EXHIBIT 10.2

                               THIRD AMENDMENT TO
                               COHO ENERGY, INC.
                             1993 STOCK OPTION PLAN

         WHEREAS, the Board of Directors and the shareholders of Coho Energy, Inc., a Texas corporation (the "Company"), have approved the Company's 1993 Stock Option Plan (as amended by the First Amendment thereto and the Second Amendment thereto, the "Plan"); and

         WHEREAS, the Board of Directors of the Company believes it to be in the best interest of the Company to amend the Plan to provide that the total number of shares of Common Stock, $.01 par value, of the Company with respect to which options may be granted under the Plan be increased to 1,269,500 shares.

                                  WITNESSETH:

         The first paragraph of Section 3 of the Plan shall be amended to read as follows in its entirety:

                 "The stock subject to the Options and other provisions of this Plan shall be shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted shall not exceed in the aggregate 1,269,500 shares, provided that the class and aggregate number of shares that may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of
         Section 16 hereof. Such shares may be treasury shares or authorized but unissued shares."





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